                                                               Exhibit No. 11(a)


                   COMPUTATION FOR PRIMARY EARNINGS PER SHARE
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                   UNAUDITED

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
                                      THREE MONTHS ENDED    Six Months Ended
                                           JUNE 30              June 30
                                     -------------------   ------------------
                                       1996       1995       1996       1995
                                       ----       ----       ----       ----
Common Stock and Common Stock
- -----------------------------
 Equivalents
 -----------
Average number of common shares
 outstanding including shares
 issuable under stock options          37.2       37.6       37.3       37.6
                                      ======     ======     ======     ======
Earnings Per Share from Continuing
- ----------------------------------
 Businesses
 ----------
Earnings from continuing businesses   $30.6      $47.4      $66.9      $73.9
Less:
  Dividend requirement on Series A
   convertible preferred stock          4.4        4.7        8.8        9.4
Plus:
  Tax benefit on dividends paid on
   unallocated preferred shares         1.0        1.2        2.0        2.3
                                      ------     ------     ------     ------
Earnings from continuing businesses   $27.2      $43.9      $60.1      $66.8
                                      ======     ======     ======     ======
Earnings from continuing businesses
 per share of common stock            $  .73     $ 1.17     $ 1.61     $ 1.78
                                      ======     ======     ======     ======
Net Earnings Per Share
- ----------------------
Net earnings                          $30.6      $52.7      $66.9      $87.1
Less:
  Dividend requirement on Series A
   convertible preferred stock          4.4        4.7        8.8        9.4
Plus:
  Tax benefit on dividends
   applicable to unallocated
   preferred shares                     1.0        1.2        2.0        2.3
                                      ------     ------     ------     ------
Net earnings applicable to common
 stock                                $27.2      $49.2      $60.1      $80.0
                                      ======     ======     ======     ======
Net earnings per share of common
 stock                                $  .73     $ 1.31     $ 1.61     $ 2.13
                                      ======     ======     ======     ======
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